EXHIBIT 99.1

Warren Resources Announces First Quarter 2012 Financial and Operating Results

NEW YORK, May 1, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its first quarter 2012 financial and operating results. Warren reported net income of $3.8 million, or $0.05 per basic and diluted share (including a loss on derivative financial instruments of $0.9 million), compared to a net loss of $0.6 million, or ($0.01) per basic and diluted share, for the first quarter of 2011 (including a loss on derivative financial instruments of $5.8 million).

In announcing the results, Norman F. Swanton, Chairman and Chief Executive Officer, commented, "We continue to be in a strong financial position thanks to our oil drilling success in California. As a result of the 2011 and first quarter 2012 drilling program, Warren exited the first quarter at over 3,600 gross barrels of oil per day ("BOPD") at our two Wilmington Field units and generated quarterly oil and gas revenue of $28.4 million.

"Although we had water injection permitting issues in 2011, we met the challenge and, during the first quarter of 2012, we received 7 new water injection permits in California. With additional 2012 drilling of oil producers and water injectors, we believe that Warren should see significant increases in production for this and the future years."

First Quarter of 2012 Results

Warren's oil and gas revenues increased 22% to $28.4 million for the first quarter of 2012, compared to $23.2 million in the first quarter of 2011. This increase primarily resulted from increased oil production and higher realized oil prices in the first quarter of 2012 compared to the first quarter of 2011.

Warren's oil production for the quarter ended March 31, 2012 increased 19% to 248,800 barrels of oil, compared to 209,500 barrels of oil produced in the first quarter of 2011. In the first quarter of 2012, Warren produced 1.23 billion cubic feet ("Bcf") of natural gas, compared to 1.18 net Bcf of natural gas in the first quarter of 2011.

The average realized price per barrel of oil was $100 for the first quarter of 2012 compared to $87 for the first quarter of 2011. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $2.85 for the first quarter of 2012 compared to $4.15 for the first quarter of 2011. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $0.9 million during the three months ended March 31, 2012, which was comprised of a $0.4 million realized loss on oil and gas commodity price derivatives and a $0.5 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Total operating expenses increased 31% to $22.9 million during the first quarter of 2012, compared to $17.4 million during the first quarter of 2011. Lease operating expenses and taxes ("LOE") increased 10% to $8.5 million, or $18.72 per barrel of oil equivalent ("BOE"), in the first quarter of 2012, compared to $7.7 million or $19.07 per BOE during the same period in 2011. This was primarily attributable to increased oil and gas production.

Depreciation, depletion and amortization expenses were $10.1 million for the three months ended March 31, 2012, or $22.25 per BOE, which represents a 65% increase over the same period in 2011. This increase resulted from an increase in oil and gas production as well as an increase in estimated future development costs.

General and administrative ("G&A") expenses increased 20% to $4.3 million for the first quarter of 2012, compared to $3.6 million for the first quarter of 2011. This increase was primarily due to higher employee compensation expense.

Total cash flow from operating activities increased to $12.9 million in the first quarter of 2012, compared to $7.7 million in the first quarter of 2011. This increase primarily resulted from increased oil production and higher realized oil prices during the first quarter of 2012.

Interest expense increased 36% to $0.8 million for the first quarter of 2012, compared to $0.6 million for the first quarter of 2011. During the first quarter of 2011, $0.2 million of interest was capitalized relating to costs incurred in the completion work of our drilling rig. Additionally, interest expense increased due to increased borrowings under our senior credit facility.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $130 million, with $30.5 million of borrowing capacity available at March 31, 2012. The Company is currently undergoing its spring 2012 borrowing base re-determination process. Currently, Warren is in full compliance with all covenants under its senior credit facility.

Recent Operational Developments

The Company's total capital expenditure budget for 2012 is $71 million, consisting of $68 million for California operations and $3 million for Wyoming operations. This amount represents an 8% decrease from 2011. The amount and allocation of actual capital expenditures will depend on a number of factors, including oil and gas prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities. The Company intends to fund 2012 capital expenditures with cash flow from operations.

Wilmington Oil Field in the Los Angeles Basin in California

During the first quarter of 2012 the Company drilled and completed 6 wells in the Wilmington Townlot Unit ("WTU") in California, consisting of 3 producing wells and one injection well in the Tar formation and 2 sinusoidal producers in the Ranger formation. Thirty day initial production rates for each of the new Tar wells averaged 135 BOPD. These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. Thirty day initial production rates for the 2 new Ranger wells averaged 55 BOPD. About 7,000 barrels of water per day are currently being injected in the new Tar injection well at a low injection pressure.

Capital expenditures for the first quarter of 2012 in California were $15.6 million. The capital expenditures consisted of $11.7 million for drilling and development operations in the Wilmington Field oil properties, $2.5 million for facilities improvements and infrastructure costs, and $1.4 million for 3-D seismic mapping of the WTU and North Wilmington Unit ("NWU") geological formations.

During 2012, Warren plans to drill 6 Tar horizontal producers, 5 Upper Terminal sinusoidal producers, 4 Ranger sinusoidal producers and 2 Ford vertical producers in the WTU. Additionally, Warren plans to drill 2 Tar vertical injectors, 2 Ford vertical injectors and 2 Ranger sinusoidal injectors. Warren also plans to convert several UT producers to injectors in the WTU to support our growing sinusoidal well development program.

In the NWU, assuming the Company receives the necessary water injection approvals, Warren plans to drill 3 sinusoidal producers in the Ranger formation and 3 sinusoidal injectors in the fourth quarter of 2012.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit:

As discussed in prior releases, the Spyglass Hill Unit covers approximately 113,000 acres, including the areas previously committed to the Doty Mountain, Sun Dog, Jack Sparrow and Brown Cow Units, as well as all additional leases in the southern portion of the project area. Under the Spyglass Hill Unit agreement, the working interest owners are required to drill 25 gross (10.3 net) CBM natural gas wells per year. The average cost of drilling, but not completing, a CBM well is approximately $260,000.

The Company will continue to evaluate its 2012 capital expenditure plan for Wyoming after it completes its evaluation of the oil potential in the Niobrara formation and natural gas pricing. Pursuant to winter stipulations under federal leases and the Environmental Impact Statement for the Atlantic Rim area, drilling is not permitted to commence until August 1st of each year. If Warren and its working interest partner, Anadarko Petroleum Corporation, do not drill the required 25 gross CBM wells this year, the Spyglass Hill unit will reduce in size and contract to the existing producing areas. The individual leases within the Spyglass Hill Unit that are outside these producing areas would receive a 2 year term extension or continue in effect for the remaining primary term of the lease, whichever is longer.

2012 GUIDANCE

Warren provides the following forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending June 30, 2012	Year ending December 31, 2012

Production:
Oil (MBbl)	260 – 270	1,050 – 1,150
Gas (MMcf)	1,100 – 1,200	4,600 – 5,000
Oil Equivalent (BOE)	443 – 470	1,817 – 1,983

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2012 and 2011. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended March 31, (unaudited)
	2012	2011
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$28,354	$23,180

Operating Expenses
Lease operating expenses and taxes	8,500	7,735
Depreciation, depletion and amortization	10,105	6,129
General and administrative	4,293	3,563
Total operating expenses	22,898	17,427
Income from operations	5,456	5,753

Other income (expense)
Interest and other income	25	19
Interest expense	(775)	(571)
Gain (loss) on derivative financial instruments	(878)	(5,772)

Total other expense	(1,628)	(6,324)
Income (loss) before income taxes	3,828	(571)
Deferred income tax expense	17	5

Net income (loss)	3,811	(576)
Less dividends and accretion on preferred shares	3	3

Net income (loss) applicable to common stockholders	$3,808	$ (579)

Income (loss) per share - Basic	$0.05	$ (0.01)
Income (loss) per share - Diluted	$0.05	$ (0.01)

Weighted average common shares outstanding - Basic	71,025	70,742
Weighted average common shares outstanding - Diluted	72,194	70,742

Production:
Gas - MMcf	1,233	1,177
Oil - MBbls	249	210
Total Equivalents (MBoe)	454	406

Realized Prices:
Gas - Mcf	$2.85	$4.15
Oil - Bbl	99.87	87.33
Total Equivalents (Boe)	$62.43	$57.14

	Three Months Ended March 31, (unaudited)
	2012	2011
	(in thousands)
Net cash flow provided by operating activities:

Cash flow from operations	$12,891	$7,667
Changes in working capital accounts	375	1,931
Cash flow from operations before working capital changes	$13,266	$9,598

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660